MASTER LARGE CAP CORE PORTFOLIO

FILE # 811-9739

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
04/30/01	Reliant Resources	$1,560,000,000.	$1,488,000.	Goldman Sachs
		$	$
		$	$
		$	$
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